Exhibit 99.1

Contact:

Kent Alder

Chief Executive Officer
Steve Richards
Treasurer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS THIRD QUARTER 2005 RESULTS

SANTA ANA, CA — October 26, 2005 — TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the third quarter of 2005.

Third-Quarter Results

Third quarter 2005 net sales increased 7 percent to $61.0 million, compared to $57.2 million for the second quarter of 2005. Year over year, from the third quarter of 2004, net sales decreased $1.2 million, or 2 percent. The sequential increase from the second quarter of 2005 resulted primarily from more favorable prices, driven by the increased technological level of the product mix and firming demand.

Quick-turn business remained relatively stable in the third quarter of 2005 at 21 percent of net sales, compared to 22 percent for the second quarter of 2005 and 19 percent for the third quarter of 2004.

Gross margin expanded to 23.2 percent for the third quarter of 2005 compared to 19.3 percent for the second quarter of 2005. Gross margin decreased from 28.4 percent for the third quarter of 2004. Gross margins improved sequentially, in the third quarter of 2005, due to higher pricing and improved operating efficiency, as demand and work flow were relatively stable during the quarter.

General and administrative expenses of $4.9 million in the third quarter of 2005 increased from $3.0 million in the second quarter of 2005 and $2.9 million in the year-ago period. Included in the third quarter of 2005 expense was a $2.0 million accrual related to an agreement in principle to resolve a customer dispute concerning goods shipped in 2002 and 2003.

TTM posted an operating profit of $5.9 million for the third quarter of 2005, up from $4.8 million for the second quarter of 2005 but down from $11.6 million for the third quarter of 2004.

Net income for the third quarter of 2005 was $4.1 million, or $0.10 per diluted share, compared with $3.3 million, or $0.08 per diluted share, for the second quarter of 2005 and $8.0 million, or $0.19 per diluted share, for the third quarter of 2004. Net income included the $1.2 million, or $0.03 per diluted share, after-tax impact of the $2.0 million pre-tax accrual for resolution of the customer dispute.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2005 was $9.1 million, compared with $7.9 million for the second quarter of 2005 and $14.2 million for the third quarter of 2004.

In the third quarter of 2005, TTM generated cash flow from operations of $9.1 million, enabling the company to fund net capital expenditures of $1.4 million, while expanding its cash and short-term investments by $7.5 million, to a total of $71.1 million.

“We are very pleased with the results for the quarter,” said Kent Alder, President and CEO of TTM Technologies. “We experienced more favorable pricing and steady volume in the period, which enhanced our operating efficiency and profitability. Our product mix reflected a higher technological component, including increases in our sequentially laminated, blind and buried via and high density interconnect (HDI) work. We have resolved the customer dispute, and we do not expect it to impact results in future periods.”

Outlook

For the fourth quarter of 2005, TTM is estimating revenues of $60 million to $63 million and earnings of $0.11 to $0.14 per diluted share. “To date, fourth quarter order rates are steady, and we have a solid backlog,” said Alder.

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

Conference Call/Webcast

The company will conduct a conference call to discuss its third-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time. The call will be simulcast and available for replay until November 2, 2005, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2005	2004	2005	2005	2004

CONSOLIDATED STATEMENTS OF OPERATIONS

Net sales	$60,979	$62,195	$57,216	$177,078	$181,486
Cost of goods sold	46,827	44,557	46,179	138,351	127,492

Gross profit	14,152	17,638	11,037	38,727	53,994

Operating expenses:
Selling and marketing	3,050	2,791	2,865	8,932	8,950
General and administrative	4,856	2,914	3,035	11,295	10,234
Amortization of intangibles	300	300	301	901	901
Restructuring charges	—	—	—	—	855
Total operating expenses	8,206	6,005	6,201	21,128	20,940

Operating income	5,946	11,633	4,836	17,599	33,054

Interest expense	(16)	(82)	(49)	(116)	(309)
Amortization of debt issuance costs	(26)	(82)	(13)	(52)	(135)
Interest income and other, net	547	191	462	1,393	399

Income before income taxes	6,451	11,660	5,236	18,824	33,009
Income tax provision	(2,390)	(3,615)	(1,964)	(7,031)	(11,528)

Net income	$4,061	$8,045	$3,272	$11,793	$21,481

Earnings per common share:
Basic	$0.10	$0.20	$0.08	$0.29	$0.53
Diluted	$0.10	$0.19	$0.08	$0.28	$0.51

Weighted average common shares:
Basic	41,288	40,851	41,267	41,210	40,740
Diluted	41,727	41,769	41,772	41,761	41,932

SELECTED BALANCE SHEET DATA
	October 3, 2005	December 31, 2004
Cash and short-term investments	$71,139	$58,538
Accounts receivable, net	39,317	35,778
Inventories, net	11,774	8,993
Total current assets	127,130	106,334
Net property, plant and equipment	53,148	52,174
Other assets	74,062	77,262
Total assets	254,340	235,770

Current liabilities	$24,312	$23,689
Long-term liabilities	5,244	455
Stockholders’ equity	224,784	211,626
Total liabilities and stockholders’ equity	254,340	235,770

SUPPLEMENTAL DATA

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2005	2004	2005	2005	2004
EBITDA	$9,130	$14,227	$7,887	$26,700	$40,530
EBITA	$6,823	$12,154	$5,628	$19,981	$34,442

Gross margin	23.2%	28.4%	19.3%	21.9%	29.8%
EBITDA margin	15.0	22.9	13.8	15.1	22.3
Operating margin	9.8	18.7	8.5	9.9	18.2

End Market Breakdown:

	Third Quarter
	2005	2004
Networking/communications	43.8%	44.4%
High-end computing	26.9	30.8
Industrial/medical	15.6	13.7
Computer peripherals	5.3	5.0
Handheld	4.8	2.4
Other	3.6	3.7

RECONCILIATIONS*

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2005	2004	2005	2005	2004
EBITA/EBITDA reconciliation:
Net income	$4,061	$8,045	$3,272	$11,793	$21,481
Add back items:
Income taxes	2,390	3,615	1,964	7,031	11,528
Interest expense	16	82	49	116	309
Amortization of debt issuance costs	26	82	13	52	135
Amortization of intangibles	330	330	330	989	989
EBITA	6,823	12,154	5,628	19,981	34,442

Depreciation expense	2,307	2,073	2,259	6,719	6,088
EBITDA	$9,130	$14,227	$7,887	$26,700	$40,530

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization. “EBITA” means earnings before interest expense, income taxes and amortization. We present EBITDA / EBITA to enhance the understanding of our operating results. EBITDA / EBITA is a key measure we use to evaluate our operations. In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.